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LIFESCAN INC

a Johnson & Johnson company


                          Purchasing Agreement Contract
                     for Medicare Distributors Pilot Program



Date:                      June 2, 1997

Distributor's Name:        Certified Diabetic Supplies, Inc.

Distributor's Address:     1951 J & C Blvd.
                           Naples, FL  34109-6215

Distributor's Phone        (800) 445-4313     FAX: (800) 529-0543

Key Contacts:              Peter J. Fascina   Title: President

Signatures:




   /s/ PETER J. FISCINA                                /s/ GLENN JOHNSON
----------------------------                        ----------------------------
Signature                                           Signature

       Peter J. Fiscina                                    Glenn Johnson
----------------------------                        ----------------------------
Name (Please Print)                                 Name (Please Print)

  6/25/97                                             June 2, 1997
----------------------------                        ----------------------------
Date                                                Date




I.    INTRODUCTION

      A. Pursuant to this agreement, LifeScan agrees to sell and Certified Diabetic Supplies, Inc. (hereafter, "Customer") agrees to buy Medicare ONE TOUCH and SureStep Test Strips for sale exclusively to Medicare end-users according to the terms set forth below.


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                                                                          PAGE 2

      B. This contract supersedes any existing agreement between LifeScan and Customer covering the same subject matter.

II.   TERM

      A. This agreement shall commence on the date executed by both parties and be effective with shipments beginning May 15, 1997 (hereinafter, the effective date), and shall remain in effect until December 31, 1997.

      B. This Agreement will be automatically renewed for successive annual periods unless either party delivers, by December 1 of the current year, written notice stating it does not intend to renew.

III.  DEFINITIONS

      A. Medicare Distributor - 1) An entity in the business of selling blood glucose self-monitoring devices, such as ONE TOUCH meters and test strips, 2) At least 70% of the entity's customer base for these blood glucose meters and test strips are enrolled in Medicare or Medicaid, 3) The entity has signed an agreement to accept assignment as a "preferred supplier" for Medicare, and 4) The entity provides an enhanced product consisting of test strips and patient services that promote tight control of glucose levels, frequent testing and an improved quality of life for people with diabetes.

      B. Product Discounts - As an incentive for achieving the volumes and providing services to the Medicare/Medicaid community, discounts are available according to the following schedule:

        Product        Qtrly 50's Rqmt             Net Price*      Patient Services
        -------        ---------------             ----------      ----------------
        1.             **                          **              800# for Patient Training

        2.             **                          **              800# for Patient Training
                                                                   Out-Bound Calling
                                                                   Patient Newsletter

        3.             **                          **              800# for Patient Training
                                                                   Out-Bound Calling
                                                                   Patient Newsletter
                                                                   In-Home Patient Assistance

        4.             **                          **              800# for Patient Training
                                                                   Out-Bound Calling
                                                                   Patient Newsletter
                                                                   In-Home Assistance
                                                                   CDE Hot-Line Assistance

---------------------
*Note: Net Price as of 7/1/96, if a price increase is announced after this date, the Medicare Net Price increase will be proportionate.

** Confidential treatment requested. Portions of this document have been omitted by blocking out the relevant text pursuant to an Application for Confidential Treatment. Such blocked out omissions have been filed separately with the Securities and Exchange Commission. The Registrant shall furnish all omitted schedules and exhibits to this document upon the request of the Securities and Exchange Commission.


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                                                                          PAGE 3

      C. Quarterly Volume Objectives (QVO) - quarterly volume requirements established by the schedule above.

      D. Medicare ONE TOUCH Test Strips - 50's - Genuine ONE TOUCH and SureStep(TM) Test Strips, containing 2 vials of 25 strips for a total of 50, specially packaged with a label marked "For Medicare Only", LifeScan part # 010-391, and NDC # 53885-391-50, for ONE TOUCH; part # 010-442 and NDC # 53885-442-50, for SureStep.

      E. Medicare Assignment End-User - a qualified Medicare recipient for whom the Customer has agreed to process the Medicare paperwork and accept 80% of the authorized Medicare reimbursement rate directly from Medicare, plus the remaining 20% directly from the end-user or a supplementary insurance provider.

      F. 50-strip vial - one carton of Medicare ONE TOUCH or SureStep Test Strips - 50's containing 2 vials of 25 strips for a total of 50.

      G. Unit - one carton of Medicare ONE TOUCH or SureStep Test Strips - 50's containing 2 vials of 25 strips for a total of 50 and the basis for measuring sales volume.

      H. Original Invoice Price - *

      I. Credit Certificate - a document completed by a LifeScan representative at the time of the on-site quarterly audit that verifies compliance to the terms of the Agreement and calculates the Product Discounts earned on each invoice. The Credit Certificate can be attached to an outstanding LifeScan invoice. *

IV.   PRICING AND QUANTITY LIMITATIONS

      A. LifeScan will sell Medicare ONE TOUCH or SureStep Test Strips to Customer at * (hereinafter, the "Original Invoice Price").

      B. *

-----------------

* Confidential treatment requested. Portions of this document have been omitted by blocking out the relevant text pursuant to an Application for Confidential Treatment. Such blocked out omissions have been filed separately with the Securities and Exchange Commission. The Registrant shall furnish all omitted schedules and exhibits to this document upon the request of the Securities and Exchange Commission.

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                                                                          PAGE 4

      C. Customer agrees to permit a quarterly on-site audit by LifeScan. This will confirm shipments to Medicare customers, reconcile Credit Certificates and verify that the Consumer Service Requirements are being met.

      D. Customer agrees that orders exceeding * are subject to LifeScan approval. Customer agrees to provide complete and adequate documentation of increased Medicare assignment end-user demand, if necessary.

      E. Customer agrees to maintain a good credit status within its previously approved limits and consistent with its current business conditions. If the Customer exceeds its limit, LifeScan reserves the right to refuse or hold additional shipments. Resolving a credit hold may require advance payments on outstanding invoices that exceed the credit limit.

      F. LifeScan has no control over the Customer's price to the end-user.

V.    CUSTOMERS REPRESENTATIONS AND OBLIGATIONS

      A. Customer represents that it is a Medicare Distributor, as defined above. Customer further represents that at least 70% of the sales (measured by unit sales) of such test strips made in the 12 months preceding the Effective Date of this Agreement, were made to Medicare Assignment end-users, and that Customer accepted 80% of the authorized Medicare reimbursement ceiling price, plus the 20% co-payment from either the end-user or a supplementary insurance carrier, as full payment.

      B. During the term of the Agreement, following the Effective Date, Customer will only accept 80% of the authorized Medicare reimbursement ceiling for LifeScan blood glucose products, plus the 20% co-payment from either the end-user or a supplementary insurance carrier, as payment in full. Customer agrees to sell Medicare ONE TOUCH or SureStep Test Strips (measured by unit sales) to Medicare assignment end-users only. Failure by Customer to sell Medicare ONE TOUCH or SureStep Test Strips exclusively to Medicare assignment end-users during the one-year term renders this Agreement immediately voidable by LifeScan.

      C. Customer agrees to buy from LifeScan at least the minimum number of units of 50-strip vials required for its QVO for each quarter of the contract term, commencing on the Effective Date.

      D. Customer agrees to sell Medicare ONE TOUCH or SureStep Test Strips to Medicare assignment end-users only. If LifeScan, at its sole discretion, believes that Customer has made a knowing sale of Medicare ONE TOUCH or SureStep Test Strips to a person or entity other than a Medicare assignment end-user, LifeScan may terminate this Agreement immediately.

----------
* Confidential treatment requested. Portions of this document have been omitted by blocking out the relevant text pursuant to an Application of Confidential Treatment. Such blocked out omissions have been filed separately with the Securities and Exchange Commission. The Registrant shall furnish all omitted schedules and exhibits to this document upon the request of the Securities and Exchange Commission.

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                                                                          PAGE 5

      E. Customer agrees not to advertise Medicare ONE TOUCH or SureStep Test Strip prices. Customer agrees that advertising price is not essential element of making sales to the Medicare assignment end-user since Customer is accepting the Medicare reimbursement ceiling, including the patient co-pay, as full payment. Failure to comply with the terms of this paragraph renders the Agreement immediately voidable by LifeScan.

      F. Customer agrees that, consistent with good professional practices, it will not recommend that any Medicare assignment end-user requesting ONE TOUCH or SureStep Test Strips consider accepting a substitute reagent strip. Failure to comply with the terms of this paragraph renders the Agreement immediately voidable by LifeScan.

         Customer agrees to provide LifeScan with complete and adequate documentation on sales and inventories, no later than 15 days after each invoice becomes due, confirming sales of Medicare ONE TOUCH or SureStep Test Strips to Medicare assignment end-users only. Failure to comply with the terms of this paragraph renders the Agreement immediately voidable by LifeScan. Customer's obligations and LifeScan's rights under this paragraph survive termination of the Agreement.

VI.   PRODUCT RETURNS

         Product returns will be covered by the terms of the existing agreement between the Customer and LifeScan. Customer agrees that all product returns will be deducted from the volume calculations used for Volume Discounts.

VII.  DELAYS

         Customer will not be penalized in volume calculations for Volume Discounts if LifeScan was unable to fill legitimate orders or the product was backordered.

VIII. WARRANTIES

         LifeScan warrants to Customer that each product will be free from defects in materials and workmanship and complies with LifeScan specifications. Customer acknowledges and agrees that LifeScan's sole responsibility in case of breach of the foregoing warranty shall be for LifeScan to comply with LifeScan's policy for the return of defective products in effect at the time of such breach, and LifeScan shall not be liable to Customer for any other damages, including but not limited to consequential for punitive damages arising out of breech of this warranty. The foregoing warranty shall not apply to and LifeScan is not responsible for any defects or damage caused by improper storage, misuse, abuse, neglect or accident caused by persons not employed by LifeScan.


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                                                                          PAGE 6

IX.   INDEMNIFICATION

         Customer shall hold harmless and indemnify LifeScan, its agents and employees, from any third party claims, suits, losses and expenses, including attorney fees, provided that any such claim, suit, loss or expense is attributable to bodily injury sickness, disease, or death, or injury to property which is caused by negligence or intentional acts of Customer, its agents, employees, subcontractors or suppliers, or failure to comply with federal, state or local law including but not limited to statutes, regulations and ordinances prohibiting illegal discrimination or retaliation. And, LifeScan shall hold harmless and indemnify Customer, its agents and employees, from any third party claims, suits, losses and expenses, including attorney fees, provided that any such claim, suit, loss or expenses is attributable to bodily injury, sickness, disease, or death, or injury to property which is caused by negligence or intentional acts of LifeScan, its agents, employees, subcontractors or supplies, or failure to comply with federal, state or local law including but not limited to statutes, regulations and ordinances prohibiting illegal discrimination or retaliation.

X.    CONFIDENTIALITY

      A. The pricing terms and conditions of this Agreement are considered proprietary and confidential. Within Customer, such pricing terms and conditions will be restricted to Customer's management directly involved with administering the Agreement.

      B. Customer agrees not to divulge the pricing, terms or conditions of this Agreement to an outside party. If LifeScan, at its sole discretion, believes Customer has breached the provisions of this section IX, it may terminate Agreement immediately.

      C. Customer's obligations and LifeScan's rights under this paragraph survive termination of this Agreement.

XI.   ARBITRATION

         Any and all unresolved disputes between the parties relating to this agreement shall be settled by binding arbitration at a location within San Jose, California. Such arbitration shall be conducted in accordance with the then current rules of the American Arbitration Association ("AAA") with a panel of three arbitrators to be selected from the National Panel or Arbitrators of AAA pursuant to the AAA rules. Reasonable discovery as determined by the arbitrators shall apply to the arbitration proceeding and California law shall govern. Judgment upon award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall bear its own costs. No punitive damages shall be awarded.


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                                                                          PAGE 7

XII.  RELATIONSHIP OF THE PARTIES

         The relationship between LifeScan and the Customer is that of supplier and purchaser. Customer is an independent contractor and is not the legal representative, agent, joint venturer, partner, or employee of LifeScan for any purpose whatsoever and has no right or authority to assume or create any obligations of any kind or to make any representations or warranties, whether express or implied, on behalf of LifeScan, or to bind LifeScan in any respect whatsoever.

XIII. TERMINATION

         The intent of this contract is to establish an on-going business relationship that provides efficient distribution to Medicare patients, delivers services to those consumers, encourages increased blood glucose monitoring compliance and reduces the associated medical costs. Except as otherwise specified in the Agreement, this Agreement may be terminated by either party in the event of a breach of any material term after 6 month notice to the breaching party and an opportunity to cure.